Exhibit 10.9

U.S. Department of Justice Criminal Division

November 3, 2014

Douglas N. Greenburg

Latham & Watkins LLP

555 11th Street, N.W.

Washington, DC 20004

Re: Bio-Rad Laboratories, Inc.

Dear Mr. Greenburg:

On the understandings specified below, the United States Department of Justice, Criminal Division, Fraud Section (the “Office”), will not criminally prosecute Bio-Rad Laboratories, Inc., a corporation organized under the laws of Delaware and headquartered in Hercules, California, or any of its current or former parents, subsidiaries or affiliates (collectively, the “Company”) for any crimes (except for criminal tax violations, as to which the Office does not make any agreement) relating to any of the conduct described in the Statement of Facts attached hereto as Attachment A, and any other conduct disclosed by the Company to the Office prior to the date on which this Agreement was signed. The Office enters into this Non-Prosecution Agreement based on the individual facts and circumstances presented by this case and the Company. Among the facts considered were the following: (a) following discovery of potential FCPA violations during the course of an internal audit, the Company’s audit committee retained independent counsel to conduct an internal investigation and voluntarily disclosed to the Office the misconduct described in the Statement of Facts; (b) the Company has fully cooperated with the Office’s investigation, including conducting an extensive internal investigation in several countries, voluntarily making U.S. and foreign employees available for interviews, voluntarily producing documents from overseas, summarizing its findings, translating numerous documents, and providing timely reports on witness interviews for the Office; (c) the Company has engaged in significant remedial actions, including enhancing its anti-corruption policies globally, improving its internal controls and compliance functions, developing and implementing additional FCPA compliance procedures, including due diligence and contracting procedures for intermediaries, instituting heightened review of proposals and other transactional documents for all Company contracts, closing its Vietnam office after learning of improper payments by its Vietnam subsidiary, and conducting extensive anti-corruption training throughout the global organization; (d) the Company has committed to continue to enhance its compliance program and internal controls, including ensuring that its compliance program satisfies the minimum elements set forth in Attachment B to this Agreement; and (e) the Company has agreed to continue to cooperate with the Office in any ongoing investigation of the conduct of the Company and its officers, directors, employees, agents, and consultants relating to possible violations of the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, Title 15, United States Code, Sections 78dd-1, et seq., and 78m.

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The Company admits, accepts, and acknowledges that it is responsible under United States law for the acts of its officers, directors, employees, and agents as set forth in the Statement of Facts attached hereto as Attachment A and incorporated by reference into this Agreement, and that the facts described in Attachment A are true and accurate. The Company expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for the Company make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Company set forth above or the facts described in the Statement of Facts attached hereto as Attachment A. The Company agrees that if it or any of its direct or indirect subsidiaries or affiliates issues a press release or holds any press conference in connection with this Agreement, the Company shall first consult the Office to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Office and the Company; and (b) whether the Office has any objection to the release.

The Company’s obligations under this Agreement shall have a term of two years from the date that this Agreement is executed. However, the Company shall cooperate fully with the Office in any and all matters relating to the conduct described in this Agreement and Attachment A and other conduct related to possible corrupt payments, or related violations of the books and records or internal controls provisions of the FCPA under investigation by the Office, subject to applicable law and regulations, until the date upon which all investigations and prosecutions arising out of such conduct are concluded, whether or not those investigations and prosecutions are concluded within the term specified above. At the request of the Office, the Company shall also cooperate fully with other domestic or foreign law enforcement and regulatory authorities and agencies as well as the Multilateral Development Banks (“MDBs”), in any investigation of the Company, its subsidiaries or its affiliates, or any of its present or former officers, directors, employees, agents, and consultants, or any other party, in any and all matters relating to the conduct described in this Agreement and Attachment A and other conduct related to possible corrupt payments, or related violations of the books and records or internal controls provisions of the FCPA under investigation by this Office. The Company agrees that its cooperation shall include, but not be limited to, the following:

a. The Company shall truthfully disclose all factual information not protected by a valid claim of attorney-client privilege or work product doctrine with respect to its activities, those of its subsidiaries and affiliates, and those of its present and former directors, officers, employees, agents, and consultants, including any evidence or allegations and internal or external investigations, about which the Company has any knowledge or about which the Office may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of the Company to provide to the Office, upon request, any document, record or other tangible evidence about which the Office may inquire of the Company.

b. Upon request of the Office, the Company shall designate knowledgeable employees, agents or attorneys to provide to the Office the information and materials described above on behalf of the Company. It is further understood that the Company must at all times provide complete, truthful, and accurate information.

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c. The Company shall use its best efforts to make available for interviews or testimony, as requested by the Office, present or former officers, directors, employees, agents and consultants of the Company. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law enforcement and regulatory authorities. Cooperation shall include identification of witnesses who, to the knowledge of the Company, may have material information regarding the matters under investigation.

d. With respect to any information, testimony, documents, records or other tangible evidence provided to the Office pursuant to this Agreement, the Company consents to any and all disclosures, subject to applicable law and regulations, to other governmental authorities, including United States authorities and those of a foreign government, as well as MDBs, of such materials as the Office, in its sole discretion, shall deem appropriate.

In addition, during the term of the Agreement, should the Company learn of credible evidence or allegations of possible corrupt payments, or related violations of the books and records or internal controls provisions of the FCPA, the Company shall promptly report such evidence or allegations to the Office. No later than 90 days prior to the expiration of the term of this Agreement, the Company, by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, shall certify to the Office that the Company has met its disclosure obligations pursuant to this Agreement. Such certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of 18 U.S.C. § 1001.

The Company represents that it has implemented and will continue to implement a compliance and ethics program designed to prevent and detect violations of the FCPA and other applicable anti-corruption laws throughout its operations, including those of its affiliates, agents, and joint ventures, and those of its contractors and subcontractors whose responsibilities include interacting with foreign officials or other activities carrying a high risk of corruption, including, but not limited to, the minimum elements set forth in Attachment B, which is incorporated by reference into this Agreement. In addition, the Company agrees that it will report to the Office annually during the term of the Agreement regarding remediation and implementation of the compliance measures described in Attachment B. These reports will be prepared in accordance with Attachment C.

The Company agrees to pay a monetary penalty in the amount of $14.35 million to the United States Treasury within ten (10) business days of the date this Agreement is executed. The Company acknowledges that no United States tax deduction may be sought in connection with the payment of any part of this $14.35 million penalty.

The Office agrees, except as provided herein, that it will not bring any criminal or civil case against the Company relating to any of the conduct described in the Statement of Facts, attached hereto as Attachment A, or for the conduct that the Company disclosed to the Office

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prior to the signing of this Agreement. The Office, however, may use any information related to the conduct described in the attached Statement of Facts against the Company: (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code. This Agreement does not provide any protection against prosecution for any future conduct by the Company. In addition, this Agreement does not provide any protection against prosecution of any present or former officer, director, employee, shareholder, agent, consultant, contractor, or subcontractor of the Company for any violations committed by them.

If, during the term of this Agreement, the Company (a) commits any felony under U.S. federal law; (b) provides in connection with this Agreement deliberately false, incomplete, or misleading information; (c) fails to cooperate as set forth in this Agreement; (d) fails to implement a compliance program as set forth in this Agreement and Attachment B; (e) commits any acts that, had they occurred within the jurisdictional reach of the FCPA, would be a violation of the FCPA; or (f) otherwise fails specifically to perform or to fulfill completely each of the Company’s obligations under the Agreement, the Company shall thereafter be subject to prosecution for any federal criminal violation of which the Office has knowledge, including, but not limited to, the conduct described in the attached Statement of Facts, which may be pursued by the Office in the U.S. District Court for the Northern District of California or any other appropriate venue. Determination of whether the Company has breached the Agreement and whether to pursue prosecution of the Company shall be in the Office’s sole discretion. Any such prosecution may be premised on information provided by the Company. Any such prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Office prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Company, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the term plus one year. Thus, by signing this Agreement, the Company agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the term plus one year.

In the event the Office determines that the Company has breached this Agreement, the Office agrees to provide the Company with written notice of such breach prior to instituting any prosecution resulting from such breach. Within thirty (30) days of receipt of such notice, the Company shall have the opportunity to respond to the Office in writing to explain the nature and circumstances of such breach, as well as the actions the Company has taken to address and remediate the situation, which explanation the Office shall consider in determining whether to pursue prosecution of the Company.

In the event that the Office determines that the Company has breached this Agreement: (a) all statements made by or on behalf of the Company to the Office or to the Court, including the attached Statement of Facts, and any testimony given by the Company before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Office against the Company; and (b)

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the Company shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Company prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer, employee, or any person acting on behalf of, or at the direction of, the Company, will be imputed to the Company for the purpose of determining whether the Company has violated any provision of this Agreement shall be in the sole discretion of the Office.

This Agreement is binding on the Company and the Office but specifically does not bind any other federal agencies, or any state, local or foreign law enforcement or regulatory agencies, or any other authorities, although the Office will bring the cooperation of the Company and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by the Company.

It is further understood that the Company and the Office may disclose this Agreement to the public.

This Agreement sets forth all the terms of the agreement between the Company and the Office. No amendments, modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Office, the attorneys for the Company, and a duly authorized representative of the Company.

Sincerely,

WILLIAM J. STELLMACH
Acting Chief
Fraud Section, Criminal Division
United States Department of Justice

Date: October 30, 2014	BY:	/s/ Andrew Gentin
Andrew Gentin
Trial Attorney

AGREED AND CONSENTED TO:

BIO-RAD LABORATORIES, INC.:

Date: October 29, 2014	BY:	/s/ Norman D. Schwartz
Norman D. Schwartz
President and Chief Executive Officer

Date: October 30, 2014	BY:	/s/ Douglas N. Greenburg
Douglas N. Greenburg
Latham & Watkins LLP

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ATTACHMENT A

STATEMENT OF FACTS

The following Statement of Facts is incorporated by reference as part of the non-prosecution agreement (the “Agreement”) between the United States Department of Justice, Criminal Division, Fraud Section (the “Office”) and BIO-RAD LABORATORIES, INC. (“BIO-RAD”). BIO-RAD hereby agrees and stipulates that the following information is true and accurate. BIO-RAD admits, accepts, and acknowledges that it is responsible for the acts of its officers, directors, employees, and agents as set forth below.

Relevant Entities and Individuals

1. From in or around 2005 to in or around 2010 (“the relevant time period”), BIO-RAD was a multinational medical diagnostics and life sciences manufacturing and sales company that was incorporated in Delaware and headquartered in Hercules, California. BIO-RAD maintained a class of publicly traded securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (15 U.S.C. § 781), which traded on the New York Stock Exchange. Therefore, BIO-RAD was an “issuer” within the meaning of the Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§ 78dd-1(a) and 78m. BIO-RAD operated around the world through a number of subsidiaries and joint ventures.

2. During the relevant time period, Bio-Rad Laboratorii OOO (“Bio-Rad Russia”) was a wholly owned subsidiary of BIO-RAD located in Moscow, Russia. Bio-Rad Russia primarily sold BIO-RAD clinical diagnostic products, such as HIV testing kits. Approximately 90% of its clientele were government customers, most notably the Russian Ministry of Health. In order to obtain certain Russian government contracts, Bio-Rad Russia was required to participate in public tender processes.

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3. During the relevant time period, Bio-Rad SNC was an indirect wholly owned subsidiary of BIO-RAD headquartered in Marnes-la-Coquette, France. Bio-Rad SNC manufactured, sold, and distributed BIO-RAD products worldwide.

4. Manager 1 was a high-level manager of BIO-RAD’s Emerging Markets sales region, which included Russia, from in or around 2004 to in or around 2010. Manager 1 was based in BIO-RAD’s corporate offices in Hercules, California for the majority of this time period. Manager 1 was an employee of an issuer within the meaning of the FCPA.

5. Manager 2 was a high-level accounting manager of BIO-RAD’s Emerging Markets sales region, which included Russia, from in or around 2004 to in or around 2010. Manager 2 reported to Manager 1. Manager 2 was based in BIO-RAD’s corporate offices in Hercules, California for the majority of this time period. Manager 2 was an employee of an issuer within the meaning of the FCPA.

6. Manager 3 was a high-level manager of Bio-Rad Russia from in or around December 2007 to in or around early 2011 and was based in Moscow. His responsibilities included sales of BIO-RAD products in Russia. Manager 3 reported to Manager 1.

7. Agent 1 was an agent retained by Bio-Rad SNC with respect to sales in Russia. Agent 1 set up affiliated companies in Panama, the United Kingdom, and Belize (collectively, “the Intermediary Companies”) in connection with this retention, and also established bank accounts for these companies in Lithuania and Latvia into which Agent 1 received funds from Bio-Rad SNC.

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Knowing Falsification of Books and Records and

Failure to Implement Adequate Internal Accounting Controls

8. During the relevant time period, Agent 1 assisted Bio-Rad Russia in connection with certain governmental sales in Russia. For this purpose, Agent 1 established the Intermediary Companies, which Bio-Rad SNC retained purportedly to perform extensive services on its behalf in Russia. However, despite this, the Intermediary Companies were located offshore and had no employees aside from Agent 1. One of the Intermediary Companies used a phony address on its invoices that belonged to a Russian government agency.

9. Manager 1 authorized Bio-Rad SNC’s agreements with the Intermediary Companies without conducting any due diligence on the Intermediary Companies.

10. Bio-Rad SNC paid the Intermediary Companies a commission of 15-30% purportedly in exchange for various services outlined in the agency contracts, including acquiring new business by creating and disseminating promotional materials to prospective customers, installing BIO-RAD products and related equipment, training customers on the installation and use of BIO-RAD products, and delivering BIO-RAD products.

11. The Intermediary Companies, however, lacked the capabilities to perform these contractually defined services. In some instances, the Intermediary Companies submitted invoices suggesting that they performed distribution services in connection with certain contracts. The Intermediary Companies did not perform these services, and would have been significantly overpaid even had they performed such services. For example, Manager 3 estimated in a July 14, 2008 e-mail to Manager 1 that delivery costs in Russia were only 2-2.5%, far less than the 15-30% commissions the Intermediary Companies received for invoices reflecting only “distribution” services that they did not in fact perform.

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12. Manager 1, Manager 2, and Manager 3 reviewed and approved commission payments to the Intermediary Companies, despite knowing that the Intermediary Companies and Agent 1 were not performing the services for which they were being paid.

13. Indeed, Manager 1, Manager 2, and Manager 3 used the code word “bad debt” when communicating with each other to refer to the Intermediary Companies’ commission payments, both as to specific invoices and in more general discussions of how much to pay the Intermediary Companies in connection with obtaining a particular government contract.

14. In a January 11, 2008 e-mail from Manager 3 to Manager 1, which was forwarded to Manager 2, Manager 3 wrote that the attached Intermediary Companies’ invoices were prepared by the former Bio-Rad Russia General Manager, instead of the agents, and requested that the invoices be paid in installments of less than $200,000 each so as to avoid additional approvals as required by BIO-RAD policy for payments over $200,000.

15. In a January 20, 2010 e-mail, Manager 2 instructed a lower-level Bio-Rad SNC finance employee to “talk with codes” when communicating about the Intermediary Companies’ invoices.

16. In certain instances, Manager 1 and Manager 2 arranged for the Intermediary Companies to be paid even before Bio-Rad Russia had received payments on the underlying sales contracts, which violated the express terms of the agency agreements. For example, in a December 20, 2005 e-mail, the former Bio-Rad Russia General Manager asked Manager 2 to make two commission payments for state contracts to one of the Intermediary Companies “in an urgent way, hope it will accelerate rest of payments from their [the government customer’s] side.”

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17. Despite the fact that Bio-Rad SNC’s General Manager was required to sign agreements with third-party agents, Manager 1 either signed the agreements with the Intermediary Companies or instructed Manager 3 to sign them. Nonetheless, Bio-Rad SNC’s General Manager and BIO-RAD’s Controller approved many commission payments to the Intermediary Companies pursuant to those agreements, relying solely on the incorrect assumption that the managers of the Emerging Markets Division had previously reviewed the supporting documents.

18. The payments to the Intermediary Companies were made by Bio-Rad SNC and falsely recorded as “commission payments” in its books. Moreover, Manager 1 and Manager 2, who falsely described the commission payments as “bad debt” in e-mails, knew that Bio-Rad SNC maintained the bogus contracts with the Intermediary Companies, as well as the numerous associated false invoices Bio-Rad SNC had paid, as part of its books and records. Bio-Rad SNC’s books, records, and financial accounts were consolidated into BIO-RAD’s books and records and reported by BIO-RAD in its financial statements. Thus, Manager 1 and Manager 2 knowingly caused BIO-RAD to falsify its books and records.

19. BIO-RAD maintained a set of corporate policies, but BIO-RAD’s international offices were given autonomy by the company to implement and maintain adequate controls. However, Manager 1 and Manager 2 failed to implement adequate controls for BIO-RAD’s Emerging Markets sales region, including controls related to its operations in Russia where those managers knew that the failure to implement these controls allowed Agent 1 and the Intermediary Companies to be paid significantly above-market commissions for little or no services that were supported by false contracts and invoices. For example, Manager 1 and Manager 2 did not put in place a system of controls to conduct due diligence on third party

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agents, such as the Intermediary Companies, to ensure documentation supporting payments to third parties, or to monitor such payments. Nor did the company implement adequate testing of the controls that should have been in place.

20. Manager 1 and Manager 2’s knowing failure to implement adequate internal accounting controls with respect to Russia was due, at least in part, to their desire to continue to obtain and retain contracts with the Russian government. Bio-Rad Russia won 100% of its government contracts when Agent 1 was involved and lost its first major Russian government contract after terminating Agent 1 in or around 2010.

21. In or around 2009, recognizing that its internal controls with respect to certain of its international operations were weak, BIO-RAD requested that its London-based Head of Operations for International Sales (“HOIS”) examine the problems and suggest reforms. The HOIS visited several Emerging Markets and Asia Pacific regional offices and concluded that there was minimal transparency with respect to the contracts entered into by several BIO-RAD subsidiaries.

22. The HOIS concluded that the Emerging Markets’ internal controls were minimal and that there were few processes and systems in place to ensure compliance with BIO-RAD’s policies. The HOIS recommended various reforms to address the decentralized structure and lack of transparency as to certain contracts. These reforms, however, were met with resistance by Manager 1 and Manager 2 and were not fully or adequately implemented by them.

23. The knowing failure of Manager 1 and Manager 2 to implement adequate internal accounting controls on behalf of BIO-RAD resulted in the misconduct in Russia described above.

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24. In addition to the knowing failure to implement an adequate system of internal accounting controls, prior to the discovery of the misconduct in 2010, BIO-RAD did not maintain an adequate compliance program. The company did not provide any FCPA training to its employees and, although BIO-RAD had a business ethics policy and code of conduct that prohibited bribery and was posted on the company’s intranet site, many employees of BIO-RAD and its subsidiaries were unaware of its existence. Moreover, the code was only available in English despite the fact that a significant number of employees working for BIO-RAD’s overseas subsidiaries did not speak or understand English well enough to understand the code.

25. BIO-RAD also decentralized its compliance program such that its international offices were responsible for ensuring adequate compliance with its business ethics policy and code of conduct. However, Manager 1 and Manager 2 did not take steps to ensure such compliance in Emerging Markets, and BIO-RAD did not take sufficient steps to monitor its international offices. As a result, BIO-RAD’s international offices did not undertake appropriate risk-based due diligence in connection with the retention of agents and business partners and, further, did not have distribution and agency agreements with appropriate anti-corruption terms. BIO-RAD also did not undertake periodic risk assessments of its compliance program. BIO-RAD’s failure to maintain an adequate compliance program significantly contributed to the company’s inability to prevent the misconduct in Russia, as well as improper payments to government officials in Vietnam and Thailand.

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ATTACHMENT B

CORPORATE COMPLIANCE PROGRAM

In order to address any deficiencies in its internal controls, compliance code, policies, and procedures regarding compliance with the Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§ 78dd-1, et seq., and other applicable anti-corruption laws, Bio-Rad Laboratories, Inc. (the “Company”) agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.

Where necessary and appropriate, the Company agrees to adopt new or to modify existing internal controls, compliance code, policies, and procedures in order to ensure that it maintains: (a) a system of internal accounting controls designed to ensure that the Company makes and keeps fair and accurate books, records, and accounts; and (b) a rigorous anti-corruption compliance program that includes policies and procedures designed to detect and deter violations of the FCPA and other applicable anti-corruption laws. At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the Company’s existing internal controls, compliance code, policies, and procedures:

High-Level Commitment

1. The Company will ensure that its directors and senior management provide strong, explicit, and visible support and commitment to its corporate policy against violations of the anti-corruption laws and its compliance code.

Policies and Procedures

2. The Company will develop and promulgate a clearly articulated and visible corporate policy against violations of the FCPA and other applicable foreign law counterparts (collectively, the “anti-corruption laws,”), which policy shall be memorialized in a written compliance code.

3. The Company will develop and promulgate compliance policies and procedures designed to reduce the prospect of violations of the anti-corruption laws and the Company’s compliance code, and the Company will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violation of the anti-corruption laws by personnel at all levels of the Company. These anti-corruption policies and procedures shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of the Company in a foreign jurisdiction, including but not limited to, agents and intermediaries, consultants, representatives, distributors, teaming partners, contractors and suppliers, consortia, and joint venture partners (collectively, “agents and business partners”). The Company shall notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the company. Such policies and procedures shall address:

a.	gifts;

b.	hospitality, entertainment, and expenses;

c.	customer travel;

d.	political contributions;

e.	charitable donations and sponsorships;

f.	facilitation payments; and

g.	solicitation and extortion.

4. The Company will ensure that it has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts. This system should be designed to provide reasonable assurances that:

a. transactions are executed in accordance with management’s general or specific authorization;

b. transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets;

c. access to assets is permitted only in accordance with management’s general or specific authorization; and

d. the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Periodic Risk-Based Review

5. The Company will develop these compliance policies and procedures on the basis of a periodic risk assessment addressing the individual circumstances of the Company, in particular the foreign bribery risks facing the Company, including, but not limited to, its geographical organization, interactions with various types and levels of government officials, industrial sectors of operation, involvement in joint venture arrangements, importance of licenses and permits in the Company’s operations, degree of governmental oversight and inspection, and volume and importance of goods and personnel clearing through customs and immigration.

6. The Company shall review its anti-corruption compliance policies and procedures no less than annually and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving international and industry standards.

Proper Oversight and Independence

7. The Company will assign responsibility to one or more senior corporate executives of the Company for the implementation and oversight of the Company’s anti-corruption compliance code, policies, and procedures. Such corporate official(s) shall have the authority to report directly to independent monitoring bodies, including internal audit, the Company’s Board of Directors, or any appropriate committee of the Board of Directors, and shall have an adequate level of autonomy from management as well as sufficient resources and authority to maintain such autonomy.

Training and Guidance

8. The Company will implement mechanisms designed to ensure that its anti-corruption compliance code, policies, and procedures are effectively communicated to all directors, officers, employees, and, where necessary and appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all directors and officers, all employees in positions of leadership or trust, positions that require such training (e.g., internal audit, sales, legal, compliance, finance), or positions that otherwise pose a corruption risk to the Company, and, where necessary and appropriate, agents and business partners; and (b) corresponding certifications by all such directors, officers, employees, agents, and business partners, certifying compliance with the training requirements.

9. The Company will maintain, or where necessary establish, an effective system for providing guidance and advice to directors, officers, employees, and, where necessary and appropriate, agents and business partners, on complying with the Company’s anti-corruption compliance code, policies, and procedures, including when they need advice on an urgent basis or in any foreign jurisdiction in which the Company operates.

Internal Reporting and Investigation

10. The Company will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners concerning violations of the anti-corruption laws or the Company’s anti-corruption compliance code, policies, and procedures.

11. The Company will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of the anti-corruption laws or the Company’s anti-corruption compliance code, policies, and procedures.

Enforcement and Discipline

12. The Company will implement mechanisms designed to effectively enforce its compliance code, policies, and procedures, including appropriately incentivizing compliance and disciplining violations.

13. The Company will institute appropriate disciplinary procedures to address, among other things, violations of the anti-corruption laws and the Company’s anti-corruption compliance code, policies, and procedures by the Company’s directors, officers, and employees. Such procedures should be applied consistently and fairly, regardless of the position held by, or perceived importance of, the director, officer, or employee. The Company shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, compliance code, policies, and procedures and making modifications necessary to ensure the overall anti-corruption compliance program is effective.

Third-Party Relationships

14. The Company will institute appropriate risk-based due diligence and compliance requirements pertaining to the retention and oversight of all agents and business partners, including:

a. properly documented due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;

b. informing agents and business partners of the Company’s commitment to abiding by anti-corruption laws, and of the Company’s anti-corruption compliance code, policies, and procedures; and

c. seeking a reciprocal commitment from agents and business partners.

15. Where necessary and appropriate, the Company will include standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of the anti-corruption laws, which may, depending upon the circumstances, include: (a) anti-corruption representations and undertakings relating to compliance with the anti-corruption laws; (b) rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of the anti-corruption laws, the Company’s compliance code, policies, or procedures, or the representations and undertakings related to such matters.

Mergers and Acquisitions

16. The Company will develop and implement policies and procedures for mergers and acquisitions requiring that the Company conduct appropriate risk-based due diligence on potential new business entities, including appropriate FCPA and anti-corruption due diligence by legal, accounting, and compliance personnel.

17. The Company will ensure that the Company’s compliance code, policies, and procedures regarding the anti-corruption laws apply as quickly as is practicable to newly acquired businesses or entities merged with the Company and will promptly:

a. train the directors, officers, employees, agents, and business partners consistent with Paragraph 8 above on the anti-corruption laws and the Company’s compliance code, policies, and procedures regarding anti-corruption laws; and

b. where warranted, conduct an FCPA-specific audit of all newly acquired or merged businesses as quickly as practicable.

Monitoring and Testing

18. The Company will conduct periodic reviews and testing of its anti-corruption compliance code, policies, and procedures designed to evaluate and improve their effectiveness in preventing and detecting violations of anti-corruption laws and the Company’s anti-corruption code, policies, and procedures, taking into account relevant developments in the field and evolving international and industry standards.

ATTACHMENT C

CORPORATE COMPLIANCE REPORTING

Bio-Rad Laboratories, Inc. (the “Company”) agrees that it will report to the United States Department of Justice, Criminal Division, Fraud Section (the “Office) periodically, at no less than twelve-month intervals during a two-year term, regarding remediation and implementation of the compliance program and internal controls, policies, and procedures described in Attachment B. In addition, during the term of the Agreement, should the Company learn of credible evidence or allegations of possible corrupt payments, or related violations of the books and records or internal controls provisions of the FCPA, the Company shall promptly report such evidence or allegations to the Office. During this two-year period, the Company shall: (1) conduct an initial review and submit an initial report, and (2) conduct and prepare at least one (1) follow-up review and report, as described below:

a. By no later than one (1) year from the date this Agreement is executed, the Company shall submit to the Office a written report setting forth a complete description of its remediation efforts to date, its proposals reasonably designed to improve the Company’s internal controls, policies, and procedures for ensuring compliance with the FCPA and other applicable anti-corruption laws, and the proposed scope of the subsequent reviews. The report shall be transmitted to: Deputy Chief - FCPA Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 1400 New York Avenue, NW, Bond Building, Eleventh Floor, Washington, DC 20530. The Company may extend the time period for issuance of the report with prior written approval of the Office.

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b. The Company shall undertake at least one (1) follow-up review, incorporating the Office’s views on the Company’s prior reviews and reports, to further monitor and assess whether the Company’s policies and procedures are reasonably designed to detect and prevent violations of the FCPA and other applicable anti-corruption laws.

c. The follow-up review and report shall be completed and delivered to the Office no later than thirty (30) days before the end of the term.

d. The reports will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the reports could discourage cooperation, impede pending or potential government investigations and thus undermine the objectives of the reporting requirement. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the Office determines in its sole discretion that disclosure would be in furtherance of the Office’s discharge of its duties and responsibilities or is otherwise required by law.

e. The Company may extend the time period for submission of the follow-up report with prior written approval of the Office.

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